Exhibit 99.1

Marvell Technology Group Ltd. Announces the Appointment of

Tudor Brown to Board of Directors

Santa Clara, Calif. (Dec. 13, 2016) — Marvell Technology Group Ltd. (NASDAQ: MRVL), a leader in storage, networking, and connectivity semiconductor solutions, today announced the appointment of Mr. Tudor Brown, MBE, to its Board of Directors.

“Tudor is a proven veteran of the semiconductor industry with both operational experience and deep technical insight,” said Matt Murphy, Marvell’s President and Chief Executive Officer. “I look forward to working closely with him as we continue to innovate, serve our customers and deliver value to our shareholders.”

Mr. Brown currently serves on the boards of the Lenovo Group, Tessera Technologies and the Semiconductor Manufacturing International Corporation. Previously, Mr. Brown was one of the founding members of ARM Holdings PLC, a wholly owned subsidiary of the Softbank Group. During his tenure, he served in a range of leadership roles, including Executive VP of Global Development, Chief Technical Officer, Chief Operating Officer and President, and was a member of their board of directors. He also served on the Boards of P2i and ANT Software. Mr. Brown, who earned an MA in Electrical Sciences from Cambridge University, has been honored both as a Fellow of the Institution of Engineering and Technology and as a Fellow of the Royal Academy of Engineering.

About Marvell

Marvell first revolutionized the digital storage industry by moving information at speeds never thought possible. Today, that same breakthrough innovation remains at the heart of the company’s storage, network infrastructure, and wireless connectivity solutions. With leading intellectual property and deep system-level knowledge, Marvell’s semiconductor solutions continue to transform the enterprise, cloud, automotive, industrial, and consumer markets. To learn more, visit: www.marvell.com.

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For Further Information Contact:

Marvell Media Relations

Kristin Hehir	Hanna Kang
Senior Manager, Public Relations	Senior Manager, Public Relations
408-222-8744	408-222-3780
kristinh@marvell.com	hhkang@marvell.com